Exhibit 10.15

KEYCORP

ANNUAL INCENTIVE PLAN

(January 1, 2011 Restatement)

Section 1: Plan Summary

Objective:

KeyCorp, by and through the Compensation and Organization Committee of the Board (the Committee), has established the Plan to provide a discretionary incentive to reward eligible Plan Participants who meet and exceed their Plan performance objectives and in doing so enhance KeyCorp’s growth and profitability. The Plan is accordingly established to reward Participants who substantially and directly contribute to KeyCorp’s financial profitability and efficiency through the development of KeyCorp’s businesses, growth in fees, increase in earnings and product sales, customer base and product utilization while balancing risk taking and the safety and soundness of Key.

The Committee shall annually determine Plan performance measures and goals, Plan funding, and all incentive awards to be paid to Senior Executives.

Effective Date:

Unless otherwise revised or terminated, the Plan Year shall mean each calendar year for which the Plan remains in effect.

Eligible Positions:

All positions selected by action of the Committee or the Chief Executive Officer (or his or her designee) to participate in the Plan and/or not otherwise eligible for a Line of Business Incentive Plan.

Award Allocation:

Incentive awards under the Plan will be allocated to the individual Plan participant on a fully discretionary basis. Section 2 provides additional detail.

Payment Frequency:

Incentive awards will be paid after the close of the Plan year, in accordance with KeyCorp’s annual payroll schedule and the provisions of Section 3 of the Plan.

Plan Administrator

KeyCorp (the Corporation) is the Plan Administrator. The Plan Administrator will be responsible for all Plan calculations and record keeping. Senior management and the corporate finance group will review the awards prior to payment. The reasonable and equitable decision of the Plan Administrator as to the value of an incentive compensation award shall be conclusive and binding upon each Participant and the beneficiary(ies) of each deceased Participant having any interest, direct or indirect, in the Participant’s incentive compensation award.

Index:
Plan Summary	Section 1
Plan Funding and Award Allocation Measures	Section 2
Other Terms, Rules and Conditions	Section 3
Annual Incentive Restricted Stock Award	Section 4
Definitions	Section 5

Approvals:

/s/ Thomas E. Helfrich

1-25-2011

KeyCorp / Date

Section 2: Plan Funding and Award Allocation Measures:

ANNUAL INCENTIVE POOL FUNDING

Funding: Incentive awards are funded and allocated on an annual basis. The Annual Incentive Pool Funding is driven by measures approved by the Committee in the first quarter that shall be based on one or more financial criteria or other performance goals including but not limited to KeyCorp’s capital position, financial performance (such as operating income, earnings per share, economic profit added and credit quality), and may include additional measures such as improvement in Key’s liquidity, return on risk weighted assets and any other measures that reflect quality of year-over-year financial improvements, compliance with risk requirements including KeyCorp’s Enterprise Risk Measurements and performance relative to peers and industry.

Incentive guarantees, retention incentive(s), and sign-on bonuses will be deducted from Annual Incentive Pool Funding.

The Committee will determine the actual Annual Incentive Pool Funding available for distribution following the close of each applicable Plan year.

Allocation: Once the Annual Incentive Pool Funding is determined, incentive awards under the Plan will be allocated to individual Plan participants on a fully discretionary basis. The Committee will determine all incentive awards for KeyCorp Senior Executives. All other incentive awards will be determined at the discretion of the Chief Executive Officer (or his or her designee). Such discretion may include the DHP scorecard among other considerations.

Plan funding does not imply that 100% of such funding will be distributed to Plan Participants. Plan awards shall never exceed Plan funding.

Section 3: Other Terms, Rules and Conditions:

3.1 PLAN INTENT AND KEYCORP’S RESERVATION OF RIGHTS:

KeyCorp has established the Plan to incent and reward eligible Plan Participants who meet and exceed their Plan performance objectives and in doing so enhance KeyCorp’s growth and profitability, while complying with KeyCorp’s Enterprise Risk Management's risk requirements. The Plan is accordingly established to reward Participants who substantially and directly contribute to KeyCorp’s financial profitability and efficiency through the development of KeyCorp’s businesses, growth in fees, increase in earnings and product sales, and the development of KeyCorp’s customer base and product utilization.

In the event that (1) the design, structure and/or operation of the Plan, (2) Extraordinary Events, (3) the later determination of unprofitable and/or detrimental business or business relationships, or (4) market related events or circumstances, result in an unanticipated, unintentional, or erroneous incentive payment(s) to be made under the Plan, or if the incentive amount generated under the Plan fails to conform with the intent of the Plan or otherwise is found to be contrary to KeyCorp’s risk policies and guidelines, KeyCorp retains the right at all times to increase, decrease, modify or terminate any incentive formula(s), targets, goals, and/or incentive funding, and to increase, decrease or terminate incentive payment(s) to be paid under the Plan, as well as modify or terminate the Plan with regard to any or all Plan participants. Such modifications also may be made on a retroactive basis if KeyCorp determines that the modifications are necessary to properly reflect the intended compensation structure of the Plan including applicable risk requirements.

For purposes of this Section 3.1, the term “Extraordinary Events” includes, but is not limited to, (a) extraordinary business windfalls, shortfalls, or market related events, (b) acquisitions or divestitures, (c) changes in accounting methodology (e.g., funding, accrual methods), (d) actual vs. estimated rate, margin, or expense variations beyond the control of Management, and (e) operational and/or systems changes beyond the control of Management.

3.2 MODIFICATION OF PROVISIONS:

KeyCorp may at any time throughout the applicable Plan year change or delete the Participant’s functional assignments, increase, decrease or modify the Participant’s performance objectives, modify applicable Plan incentive goals, offset from any incentive the cost of Participant errors, omissions, or other losses to KeyCorp, and accept or reject any and all Participant initiated business opportunities and relationships as KeyCorp deems necessary or desirable.

Such modifications also may be made on a retroactive basis if KeyCorp determines that the modifications are necessary to properly reflect the intended compensation structure of the Plan or to reflect the true profitability of any business credited to the Participant for Plan incentive purposes. Such modifications may directly impact the historical as well as future calculation of any and all incentive compensation to be paid to the Participant under the Plan.

As a condition of participating in the Plan, the Participant acknowledges that he or she understands the intent of the Plan and KeyCorp’s ability to modify the Plan as well the terms and conditions of the Participant’s participation in the Plan.    The Participant agrees as a condition of participating in the Plan, to be bound to the full provisions of the Plan, including, but not limited to, the provisions of Section 3.1 and this Section 3.2.

3.3 PLAN FUNDING:

Annual Incentive Pool Funding will be determined after the close of the applicable performance period. Notwithstanding any provision of the Plan to the contrary, the Committee reserves and retains the right at all times to increase or decrease the size of the funding or the manner in which the Plan is funded.

3.4 DEATH OR DISABILITY:

In the event of a Participant’s death or disability, the Plan Administrator shall determine what incentive payment, if any, is payable to the Participant under the terms of the Plan.

3.5 NEW HIRES, PROMOTED, REACTIVATED, TRANSFERRED-IN EMPLOYEES:

Newly hired, promoted, reactivated, and transferred-in employees will be eligible to participate in the Plan as of the first or fifteenth day of the month of their hire into the eligible Plan position and any incentive compensation earned under the Plan will be prorated to reflect the Participant’s period of employment in that position.

3.6 TERMINATION UNDER LIMITED CIRCUMSTANCES AND TRANSFERS:

In the event of the Participant’s Termination under Limited Circumstances or the Participant’s transfer to a position with an Employer that does not participate in the Plan, the Plan Administrator shall determine what incentive payment, if any, is payable to the Participant under the terms of the Plan.

For purposes of this Section 3.6, the term “Termination under Limited Circumstances” shall mean the termination of a Participant’s employment from his or her Employer (i) under circumstances in which the Participant is entitled to receive a severance benefit or salary continuation benefit under the KeyCorp Separation Pay Plan, or (ii) under circumstances in which the Participant is entitled to a severance benefit or salary continuation or similar benefits under a change of control agreement within two years after a change of control (as defined by the agreement), (iii) or as otherwise expressly approved by an officer of the Corporation.

3.7 CONTINUING ELIGIBILITY:

If the Participant’s Employer determines that a Participant’s performance is no longer at a level that deserves to be rewarded through participation in the Plan, but does not terminate the Participant’s employment, the Employer may terminate the Participant’s participation in the Plan and the Participant may automatically forfeit any and all right to any incentive compensation under the Plan, except as otherwise provided by law. Thereafter, the Participant shall not become eligible for Plan participation until the Employer affirmatively permits the Participant to resume active Plan participation.

3.8 PAYMENT OF PLAN BENEFITS:

Payments under the Plan will be made to eligible Participants on or about the 60th day following the last day of each applicable performance period. For the performance period ending on December 31 of each applicable Plan year, payment shall be made under the Plan on or about the 75th day following that date. To be eligible to receive a discretionary incentive payment under the Plan for any applicable performance period (including any amounts withheld during previous performance periods in accordance with the Plan’s incentive formula), a Participant must be actively employed by KeyCorp at the time that such payment is made. All payments shall be made in conjunction with KeyCorp’s normal payroll processing procedures.

3.9 COMPLIANCE WITH KEYCORP POLICIES AND REGULATORY REQUIREMENTS:

If it is determined that the Participant has engaged in conduct that is in violation of the KeyCorp Code of Ethics or KeyCorp Corporate Policies and/or procedures, the Participant’s entitlement to and the payment of any incentive compensation under this Plan shall be conditioned upon KeyCorp’s determination that such violation did not result in any harm to KeyCorp or to any client or customer of KeyCorp. KeyCorp maintains the right at all times to offset from any incentive payment to be made under the Plan the dollar value of any loss to KeyCorp or to a Key client or customer resulting from the Participant’s conduct.

Notwithstanding any Plan provision to the contrary, if the Participant fails to complete and/or file all required regulatory filing(s) for transactions that require such regulatory filings, then in such event, the Participant will not be entitled to receive any incentive consideration under the Plan for the transaction until the Participant completes all requisite regulatory filings.

3.10 GOVERNING LAW:

The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

3.11 DETERMINATION OF AMOUNT:

The Plan Administrator shall verify the amount of incentive compensation, if any, to be paid to all Participants in accordance with the provisions of the Plan. The reasonable and equitable decision of the Plan Administrator as to the value of such incentive compensation shall be conclusive and binding upon each Participant and the beneficiary(ies) of each deceased Participant having any interest, direct or indirect, in the Participant’s incentive compensation.

3.12 CORPORATE ASSETS:

Payments made under the Plan shall be in the form of cash and under the provisions of Section 4 hereof in the form of Restricted Shares which shall be made from the general assets of KeyCorp. Participants and beneficiaries shall have the status of general unsecured creditors of KeyCorp. Nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, KeyCorp, or any other person. Incentive compensation shall be subject to payment only in accordance with the terms of the Plan.

3.13 NO PRESENT INTEREST:

Subject to any federal and/or state statute to the contrary, no right or benefit under the Plan and no right or interest in the Participant’s incentive earned prior to payment shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan shall be void. No right, interest, or benefit under the Plan shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or beneficiary. If the Participant or beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan, such attempt shall be void and unenforceable.

3.14 ADMINISTRATION:

The “Plan Administrator” of the Plan shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for directing the payments to be made hereunder. The Plan Administrator shall have the sole and absolute discretionary authority and power to carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claims review, (c) to resolve all other questions arising under the Plan, including any questions of construction and/or interpretation, and (d) to take such further action as it shall deem necessary or advisable in the administration of the Plan. All findings, decisions or determinations of any kind made by the Plan Administrator will not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for a Plan benefit and in any determination of eligibility for a Plan benefit. All decisions of the Plan Administrator will be final and binding on all parties.

3.15 RESERVATION OF RIGHTS:

The Committee reserves the right to amend and/or terminate the Plan in whole or in part, at any time for any reason, by action of the Board of Directors.

3.16 NO COMMITMENT AS TO EMPLOYMENT:

Nothing herein contained shall be construed as a commitment or agreement upon the part of any Participant hereunder to continue his or her employment with KeyCorp, and nothing herein contained shall be construed as a commitment on the part of KeyCorp to continue the employment, rate of compensation or terms and conditions of employment of any Participant hereunder for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

3.17 BENEFITS:

Nothing in the Plan shall be construed to confer any right or claim for Plan benefits upon any person, firm, or corporation other than the Participants, former Participants, and beneficiaries.

3.18 PRECEDENT;

Except as otherwise specifically agreed to by KeyCorp in writing, no action taken in accordance with the Plan by KeyCorp shall be construed or relied upon as a precedent for similar action under similar circumstances.

3.19 WITHHOLDING:

KeyCorp shall withhold any tax, which KeyCorp in its discretion deems necessary to be withheld from any payment to any Participant, former Participant, or beneficiary hereunder, by reason of any present or future law.

3.20 PARTIES BOUND:

The Plan shall be binding upon KeyCorp, Participants, former Participants, and beneficiaries hereunder and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.

3.21 SEVERABILITY:

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

3.22 SUCCESSORS:

The provisions of this Plan shall bind and inure to the benefit of KeyCorp and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of KeyCorp.

3.23 LIMITATION OF ACTION:

A Participant may not initiate a proceeding under the provisions of Section 3.24 hereof against the Plan or against KeyCorp, its subsidiaries or affiliates for the payment of Plan benefits until the Participant has first submitted a claim for the Plan benefits with the Plan Administrator. Such written claim must be filed within 60 days following the disputed Plan benefit payment date (or if no payment is made under the Plan then on the date such payment would have been made) and the Plan Administrator shall have 60 days in which to respond to the claim. If the Participant or Beneficiary does not file written claim with the Plan Administrator at the time set forth above, such individual shall be deemed to have waived his or her right to any claim under the Plan. All proceedings under Section 3.24 hereof against the Plan or against KeyCorp, its subsidiaries or affiliates, must be brought within 180 days following the date on which the Participant is notified of the Plan Administrator’s determination regarding the Participant’s claim for Plan benefits.

3.24 BINDING ARBITRATION OF ALL CLAIMS

All claims under the Plan, if not resolved under the provisions of Section 3.23 hereof, shall be resolved through binding arbitration. The American Arbitration Association (“AAA”) Commercial Arbitration Rules (“AAA Rules”) shall govern the proceedings. The site of such arbitration shall be in Cleveland, Ohio. No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The result of the arbitration will be binding on the parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction. In the event of an arbitration, the prevailing party shall be entitled to recover, in addition to any charges fixed by the arbitrators, its costs and expenses incurred in connection with the arbitration of the Claim, including reasonable attorney’s fees and costs. The Participant agrees that mandatory arbitration under the Section 3.24 shall be the sole and exclusive remedy for resolving and remedying any claim under the Plan not otherwise resolved under Section 3.23 hereof.

3.25 COMPLIANCE WITH ANTI-TYING RESTRICTIONS:

In addition to the provisions of Section 3.9 hereof, the payment of all incentive compensation under the Plan shall be strictly subject to the Participant’s compliance with the Anti-Tying Restrictions outlined under the Bank Holding Company Act Amendments of 1970; any violation of the Anti-Tying Restrictions engaged in by the Participant shall result in the Participant’s forfeiture of incentive compensation as well as disciplinary action up to and including the Participant’s termination of employment.

3.26 COMPLIANCE WITH SECTION 23A AND SECTION 23B OF THE FEDERAL RESERVE ACT.

Notwithstanding any other Plan provision to the contrary, a Participant shall not earn any incentive compensation under the Plan for any transaction engaged in by the Participant that violates the provisions of Federal Reserve Act Section 23A and Section 23B and the Federal Reserve Board Regulation W.

3.27 COMPLIANCE WITH THE CORPORATE RISK AND SAFETY AND SOUNDNESS REQUIREMENTS

It is understood by each Participant participating in the Plan, that it is the intent of KeyCorp to comply with the requirements of the (i) Emergency Economic Stabilization Act, as amended, (ii) the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies, and (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as (iv) to ensure that all KeyCorp incentive plans conform with KeyCorp’s Enterprise Risk Managements risk requirements and policies. As a condition of Plan participation, each Participant acknowledges KeyCorp’s intent to comply (i) with the requirements of the law and applicable regulatory guidance, as the same may change from time to time, (ii) with KeyCorp’s Enterprise Risk Managements risk requirements, policies, and risk metrics, and (iii) with its continuing obligation to maintain the safety and soundness of the organization. Accordingly, each Participant agrees that any and all incentive awards either already paid or to be payable under the Plan will be subject to reduction, forfeiture or clawback to the extent that KeyCorp determines that such reduction, forfeiture, or clawback is necessary or advisable in order to comply with its obligations hereunder.

Section 4:  Restricted Stock Award

4.1	GRANT OF RESTRICTED STOCK:

Any Plan Participant who has accrued discretionary incentive under the Plan in excess of $100,000 for the applicable Plan year shall receive a percentage of such discretionary incentive in the form of KeyCorp time-lapsed restricted stock or such other form of KeyCorp equity (“Restricted Stock Award” or “Award”) that shall be subject to a vesting schedule prior to becoming earned by the Participant. All Awards to be made under the Plan are subject to the prior approval of the Compensation and Organization Committee of the KeyCorp Board of Directors. A Participant who has been granted an Award under the provisions of this Section 4 of the Plan shall be required to execute a Grant Agreement as a condition of receiving the Award. All Restricted Stock Awards shall be subject to the terms and conditions of (i) the Plan, (ii) the KeyCorp 2010 Equity Plan, and (iii) the applicable Grant Agreement.

4.2	ALLOCATION OF RESTRICTED STOCK AWARDS:

In conjunction with the requirements of Section 4.1 hereof, upon approval of the Board, the Participant shall receive the following percentage of his or her discretionary incentive in the form of a Restricted Stock Award that is required to vest prior to becoming earned by the Participant:

(a)

The Portion of a Participant’s Incentive between $100,000 up to and including $500,000.  Twenty percent (20%) of the Participant’s discretionary incentive between $100,000 up to and including $500,000 will be provided to the Participant in the form of a Restricted Stock Award.

(b)

The Portion of a Participant’s Incentive between $500,000 up to and including $1,000,000.  Twenty five percent (25%) of the Participant’s discretionary incentive between $500,000 up to and including $1,000,000 will be provided to the Participant in the form of a Restricted Stock Award.

(c)

The Portion of a Participant’s Incentive Greater than $1,000,000.  Thirty percent (30%) of the Participant’s discretionary incentive greater than $1,000,000 will be provided to the Participant in the form of a Restricted Stock Award.

4.3	PARTICIPANT INTEREST:

A Participant will have no right or interest in the Award until vested. Awards will vest over a four-year graded vesting period as outlined in the applicable Grant Agreement

4.4	EFFECT OF ATTAINING AGE 55 WITH 5 YEARS OF SERVICE.

If as of the December 31 of the year prior to the year in which the applicable incentive compensation is to be paid under the Plan, the Participant attains age 55 with a minimum of 5 full years of service with Key, then in such event, the provisions of Section 4.1 and Section 4.2 of this Section 4 of the Plan shall be null and void, and the Participant will receive payment of his or her discretionary incentive under the Plan in the form of a single cash award. For purposes of this Section 4.4, the term 5 full years of service shall be based on consecutive full month periods.

Section 5:  Definitions

5.1          A “Beneficiary” shall mean any person designated by a Participant in accordance with the Plan to receive payment of all or a portion of any Incentive Award for which the Participant is eligible at the time of the Participant’s death.

5.2          The “Committee” shall mean the Compensation and Organization Committee of the Board of Directors of the Corporation or other Committee of the Board of Directors hereafter succeeding to the responsibilities currently performed by the Compensation and Organization Committee with respect to the Plan.

5.3          “Senior Executive: shall mean an officer of the Corporation that (i) is a direct report to the Chief Executive Officer, (ii) is in a role that provides strategic direction and leadership to the Corporation, or to a material business line, or (iii) is a member of the Management Committee or any position deemed by management to be of strategic importance.

5.4          “Grant Agreement” shall mean the agreement under which the Participant’s restricted stock and/or restricted stock units are granted to the Participant in accordance with the requirements of the KeyCorp 2010 Equity Plan and its applicable Acceptance Agreement.

5.5          An “Incentive Award” shall mean the incentive which may be allocated to a Participant pursuant to the Plan.

5.6          A “Participant” shall mean a senior officer of the Corporation or one of its subsidiaries who is selected by the Committee to participate in the Plan.

5.7          The “Plan” shall mean this Annual Incentive Plan, together with all amendments hereto.

5.8          “Plan Year” shall mean each calendar year for which the Plan remains in existence.

5.9          “Subsidiary” shall mean a corporation organized and existing under the laws of the United States or of any state or the District of Columbia of which 50 percent or more of the issued and outstanding stock is owned by the Corporation or by a Subsidiary of the Corporation.

5.10        The “1934 Act” shall mean the Securities Exchange Act of 1934, as from time to time amended.